Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 16, 2024 except for Note 16 as to which the date is February 13, 2025, with respect to the consolidated financial statements of Rainbow Capital Holdings Limited, as of and for the years ended September 30, 2024 and 2023 in this Registration Statement on Form F-1 and the related Prospectus of Rainbow Capital Holdings Limited filed with the Securities and Exchange Commission.

Singapore

October 21, 2025

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